EXHIBIT 99

                    INTERNATIONAL DISPLAYWORKS ANNOUNCES THE
             APPOINTMENT OF JEFF WINZELER AS CHIEF OPERATING OFFICER


FOR IMMEDIATE RELEASE
For additional information contact:
Tom Lacey, Chairman and CEO                        or Matthew Hayden, President
International DisplayWorks, Inc.                   Hayden Communications, Inc.
(916) 797-6800                                     (843) 272-4653
                                                   matt@haydenir.com

Roseville, Calif., -- December 12, 2005-- International DisplayWorks, Inc. (IDW) (NASDAQ: IDWK) today announced that Jeff Winzeler has been named to fill the newly created position Chief Operating Officer of IDW. Mr. Winzeler will continue to serve as the Company's Chief Financial Officer.

"This announcement is part of our on-going process to enhance our management team and organizational structure" commented Tom Lacey, Chairman and CEO of IDW. "This change will help to further position us for of significant growth next year driven by the increased utilization of our factories. Jeff's solid manufacturing background developed during his tenure at Intel along with his leadership style and knowledge of our IDW operations provides us with the right person at the right time to fill this important position. I intend to increase my focus and concentrate my efforts on additional business development, solidifying our sales and marketing strategies, strategic planning and pursuing additional large opportunities. I am completely confident that now is the right time for Jeff to take over the operational aspects of the Company which will enable us to optimize our potential through new business development."

"The significant Tier One cell phone award we recently announced is a major step forward for IDW and we are currently positioned to add additional high volume programs," added Mr. Lacey. "I intend to help pursue these opportunities while Jeff will ensure a smooth and swift execution."

Mr. Winzeler commented, "I look forward to leveraging my 17 years at various Intel factories, as well as my experience as IDW's CFO, to increase my operational role at the company. I recognize the importance of several of our recent large-scale design wins and look forward to working with our manufacturing team to plan for and successfully launch these exciting new products."

About International DisplayWorks
International DisplayWorks, Inc. is a manufacturer and designer of high quality liquid crystal displays, modules and assemblies for a variety of customer needs


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including OEM  applications.  IDW operates  466,000 square feet of manufacturing facilities in the People's Republic of China (PRC). Sales offices are located in US, Europe, Hong Kong, Singapore, and China. Copies of IDW's 10-K and other documents as filed with the SEC are available through a link on our web site: www.idwk.com.

NOTE: The foregoing is news relating to International DisplayWorks, Inc. ("IDW") and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to IDW or its management, including without limitation, IDW and its subsidiaries, are intended to identify such forward-looking statements. IDW's actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to IDW's 10-K and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by the Company and is meant purely for informational purposes.

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